UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2023

The Crypto Company

(Exact name of registrant as specified in its charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23823 Malibu Road, #50477, Malibu, CA	90265
(Address of principal executive offices)	(Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

AJB November 2023 Loan Transaction

On November 13, 2023, The Crypto Company (the “Company”) borrowed funds pursuant to the terms of a Securities Purchase Agreement (the “Nov. SPA”) entered into with AJB Capital Investments, LLC (“AJB”), and issued a Promissory Note in the principal amount of $500,000 to AJB (the “Nov. Note”) in a private transaction for a purchase price of $425,000 (giving effect to an original issue discount). After payment of the fees and costs, the net proceeds to the Company were $405,000, which will be used for working capital and other general corporate purposes.

The maturity date of the Nov. Note is May 10, 2024. The Nov. Note bears interest at 12% per year, and principal and accrued interest is due on the maturity date. The Company may prepay the Nov. Note at any time without penalty. The Company’s failure to make required payments under the Nov. Note or to comply with various covenants, among other matters, would constitute an event of default. Upon an event of default under the Nov. SPA or the Nov. Note, the Nov. Note will bear interest at 18%, AJB may immediately accelerate the Nov. Note due date, AJB may convert the amount outstanding under the Nov. Note into shares of Company common stock at a discount to the market price of the stock, and AJB will be entitled to its costs of collection, among other penalties and remedies.

The Company provided various representations, warranties, and covenants to AJB in the Nov. SPA. The Company’s breach of any representation or warranty, or failure to comply with the covenants would constitute an event of default. Pursuant to the Nov. SPA, the Company also issued to AJB a pre-funded common stock warrant (the “Warrant”) to purchase up to 10,000,000 shares of the Company’s common stock for $0.00001 per share. The Warrant also includes various covenants of the Company for the benefit of the warrant holder and includes a beneficial ownership limitation on the holder that, in certain circumstances, may serve to restrict the holder’s right to exercise the warrant. The Company also entered into a Security Agreement with AJB pursuant to which the Company granted to AJB a security interest in substantially all of the Company’s assets to secure the Company’ obligations under the Nov. SPA, Nov. Note and Warrant.

The offer and sale of the Nov. Note and the Warrant was made in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on exemptions afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 with respect to the Nov. Note and the Warrant is incorporated herein by reference.

Item 8.01 Other Events.

As reported in the Company’s current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023 and January 17, 2023, the Company borrowed funds from 1800 Diagonal Lending, LLC (“Diagonal”) and in return issued Diagonal convertible promissory notes (the “Diagonal Notes”). With respect to the two outstanding Diagonal Notes, Diagonal has agreed to accept $126,500.00 (the “Diagonal Settlement Amount”) in complete and full settlement of the Diagonal Notes. The Company paid the Diagonal Settlement Amount and the Diagonal Notes were deemed paid off on November 13, 2023.

As reported in the Company’s current report on Form 8-K filed with the SEC on July 29, 2022, the Company borrowed funds from Coventry Enterprises, LLC (“Coventry”) and in return issued Coventry a convertible promissory note totaling $200,000 (the “Coventry Note”). With respect to the outstanding Coventry Note, Coventry has agreed to accept $15,000 (the “Coventry Settlement Amount”) in complete and full settlement of the Coventry Note. The Company paid off fifty percent of the Coventry Settlement Amount on November 13, 2023, with a total payment of $7,500, and the other fifty percent of the Coventry Settlement Amount is due within 120 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY
Date: November 17, 2023
	By:	/s/ Ron Levy
	Name:	Ron Levy
	Title:	Chief Executive Officer, Chief Operating Officer and Secretary